UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 28, 2010

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

One Boston Scientific Place, Natick, Massachusetts	01760-1537
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:   (508) 650-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 28, 2010, Boston Scientific Corporation announced the execution of a definitive agreement under which Stryker Corporation will acquire Boston Scientific’s Neurovascular business.  The purchase price is $1.5 billion, payable in cash, of which $1.4 billion is payable at closing and $100 million will be payable following the closing and upon the occurrence of the commercialization of the next-generation Target™ Detachable Coils and the transfer or separation of certain manufacturing facilities, which is anticipated to occur over a period of approximately 24 months.  The Company expects to record a gain upon closing in excess of $500 million, excluding any impact of the receipt of future milestone payments.  Total after-tax proceeds, assuming the achievement of these milestones, are expected to be approximately $1.2 billion.  The Company expects to allocate approximately half of the net proceeds to acquisitions and the remainder to the retirement of pre-payable debt. The transaction is expected to close before the end of the year, subject to receipt of regulatory clearances and satisfaction of other customary conditions.  As a result of the divestiture, the Company expects 2011 earnings per share to be diluted by approximately four to six cents on both a GAAP and adjusted basis.

The Company will provide transitional services to Stryker through a transition services agreement, and will also supply products to Stryker. During the transition period, products will generally be sold to Stryker at cost, with minimal contribution to Boston Scientific’s gross profit. These transition services and supply agreements are expected to be effective for a period of approximately 24 months following the closing of the transaction, subject to extension. Due to the Company’s continuing involvement in the operations of the Neurovascular business, the planned divestiture does not meet the criteria for presentation as a discontinued operation.  Accordingly, all historical financial results of the Neurovascular business will continue to be included in the Company’s results from continuing operations for all periods presented. In periods subsequent to closing, the Company’s results will include only net sales to Stryker and an immaterial amount of gross profit related to those sales.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements may be identified by words like “anticipate,” “expect,” “project,” “believe,” “plan,” “estimate,” “intend” and similar words.  These forward-looking statements are based on the Company’s beliefs, assumptions and estimates using information available to the Company at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding its expected gains and earnings per share; anticipated closing of the divestiture and related transition; future sales growth; funding of future investments and reduction of debt obligations;, and its market position.   If the Company’s underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by the Company’s forward-looking statements.  These factors, in some cases, have affected and in the future (together with other factors) could affect the Company’s ability to implement its business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release.  As a result, readers are cautioned not to place undue reliance on any of its forward-looking statements.

Factors that may cause such differences include, among other things: future economic, competitive, reimbursement and regulatory conditions; new product introductions; demographic trends; intellectual property; litigation; closing of announced divestures and related transitions; its restructuring initiatives; financial market conditions; and, future business decisions made by us and its competitors.  All of these factors are difficult or impossible to predict accurately and many of them are beyond the Company’s control.  For a further list and description of these and other important risks and uncertainties that may affect the Company’s future operations, see Part I, Item 1A – Risk Factors in the recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which the Company may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q the Company has filed or will file hereafter.  The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements to reflect any change its expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements.  This cautionary statement is applicable to all forward-looking statements contained in this document.

ITEM 8.01.	OTHER EVENTS.

On October 28, 2010, Boston Scientific Corporation issued a press release announcing the execution of the definitive agreement with Stryker Corporation.  A copy of the press release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

99.1	Press Release issued by Boston Scientific Corporation dated October 28, 2010.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON SCIENTIFIC CORPORATION

Date: October 28, 2010	By:	/s/ Timothy A. Pratt
Timothy A. Pratt
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release issued by Boston Scientific Corporation dated October 28, 2010